UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 6, 2015

MaxLinear, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34666	14-1896129
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
5966 La Place Court, Suite 100, Carlsbad, California 92008
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (760) 692-0711
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On May 6, 2015, MaxLinear, Inc. (“MaxLinear”), on the one hand, and Brookwood CB I, LLC and Brookwood CB II, LLC, as tenants in common, successors-in-interest to The Campus Carlsbad, LLC, on the other hand (collectively the “Landlord”) entered into an amendment (the “Amendment”) to the real property lease agreement dated as of December 17, 2013 (the “Lease”), for MaxLinear’s headquarters located at 5966 La Place Court, Carlsbad, California 92008. The Amendment provides for the following:

•
the expansion of the premises covered under the Lease by approximately 24,000 square feet of office, engineering, and laboratory space, expected to be substantially complete by January 1, 2016 (the “Additional Space”);

•	an extension of the term of the Lease to June 30, 2022;

•
payment by MaxLinear of monthly base rent for the Additional Space of approximately $38,000 from approximately January 1, 2016 through December 31, 2016, subject to partial rent abatement for such period, with annual increases of approximately 3% thereafter;

•	as of December 1, 2019, monthly base rent for the existing space will increase to approximately $77,100, with annual increases, commencing January 1, 2020, of approximately 3% through termination;

•	payment by MaxLinear of certain operating expenses during the term of the Lease;

•	the Landlord’s contribution of approximately $1.5 million toward the cost of tenant improvements; and

•	a right of first refusal for the lease of additional space that may become available within the building or the other two buildings on the property through November 30, 2019.
The foregoing summary of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, which will be filed as an exhibit to MaxLinear’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2015.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: May 6, 2015	MAXLINEAR, INC.

(Registrant)

	By:	/s/ Adam C. Spice
Adam C. Spice
Vice President and Chief Financial Officer

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